EXHIBIT 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Jordan Jennings	Marilynn Meek
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3773

ASHFORD PRIME ANNOUNCES PLANNED SALE OF COURTYARD SEATTLE DOWNTOWN

DALLAS, May 23, 2016 -- Ashford Hospitality Prime, Inc. (NYSE: AHP) (“Ashford Prime” or the “Company”) announced today that it has entered into a definitive agreement to sell the 250-room Courtyard Seattle Downtown for $84.5 million in cash ($338,000 per key).
The purchase price represents a trailing 12-month cap rate of 6.7% on net operating income. On a trailing 12-month basis, the property achieved RevPAR of $157, with occupancy of 80% and Average Daily Rate of $196. The hotel has an existing allocated debt balance of approximately $65 million, and the Company expects the net proceeds from the disposition to be approximately $16 million after debt repayment and transaction costs. The transaction is scheduled to close in the next sixty days, subject to certain closing conditions.
“We are pleased to announce the planned sale of the Courtyard Seattle Downtown at an attractive value for our shareholders,” said Monty J. Bennett, Ashford Prime's Chairman and Chief Executive Officer. “We will continue to execute on the other initiatives we announced at the conclusion of our strategic review in an effort to further maximize value for our shareholders.”
Ashford Hospitality Prime is a real estate investment trust (REIT) focused on investing in luxury hotels located in resort and gateway markets.
Follow Chairman and CEO Monty Bennett on Twitter at www.twitter.com/MBennettAshford or @MBennettAshford.

Ashford has created an Ashford App for the hospitality REIT investor community. The Ashford App is available for free download at Apple’s App Store and the Google Play Store by searching “Ashford.”
Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend," or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Prime’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford Prime’s filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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